Exhibit 99.1

news release

Investor Contact

John Springer
Vice President
Investor Relations
630.468.4797

SIRVA Updates 2006 Guidance

Successfully Secures Home Financing Facility

CHICAGO, December 5, 2006 —SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today lowered its earnings guidance for 2006 due primarily to higher inventory costs within its Global Relocation business. The continuing decline in the U.S. real estate market has resulted in higher than previously anticipated levels of home inventory and higher than anticipated losses on homes sold out of inventory. These trends are expected to negatively impact earnings within the Company’s Global Relocation business by approximately $15 million, reflected primarily in an increase in the reserve for expected losses on homes in inventory. In addition, the slowing U.S. real estate market has resulted in lower than anticipated moving volume during the third and fourth quarters in the Company’s North America Moving Services business. As a result of these factors, the Company now expects 2006 earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) from continuing operations to be in the range of $45 million to $55 million, as compared to the guidance previously given of $65 million to $80 million.

Separately, the Company announced that it has finalized its first home inventory financing vehicle with a major bank. This new bank agreement is an important step in providing the Company with a more appropriate financing platform and greater financial flexibility with respect to financing home inventories. When coupled with favorable changes in certain customer contracts, the Company expects additional liquidity of approximately $50 million to $60 million in the short term.

The Company is planning to release detailed results for the six months ended June 30, 2006 before the end of the year and intends to conduct a conference call at that time.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results, it also routinely discloses certain financial measures that are not recognized under generally accepted accounting principles (“GAAP”) within the meaning of Regulation G under the federal securities laws, including EBITDA. Management believes this information is of interest to investors and facilitates more useful period-to-period comparisons of the Company’s financial results. The following is a reconciliation of EBITDA from continuing operations to income from continuing operations before income taxes, the most directly comparable GAAP measure:

(In millions, unaudited)	2006 Guidance
	Low	High

Income (loss) from continuing operations before income taxes	$(59)	$(49)

Interest expense, net /1	65	65
Depreciation and amortization	39	39

EBITDA from continuing operations	$45	$55

/1:              2006 Interest expense includes a $9.4 million write-down of unamortized debt issuance costs related to SIRVA Worldwide Inc.’s term loan facility

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The Company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and title insurance. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees and moving individual consumers. The Company operates in more than 40 countries with more than 5,000 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Business Risks” and other risks described in our 2004 Annual Report on Form 10-K. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.